EXHIBIT 5.1

June 10, 2004

Agilent Technologies, Inc.

395 Page Mill Road

Palo Alto, California 94306

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, I, Vice President, Assistant Secretary and Assistant General Counsel for Agilent Technologies, Inc., a Delaware corporation (the “Company”), am rendering this opinion in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 500,000 shares of common stock, $0.01 par value, of the Company (the “Common Stock”), pursuant to the Agilent Technologies, Inc. Deferred Compensation Plan for Non-Employee Directors, Effective as of March 1, 2004 (the “Deferred Compensation Plan for Non-Employee Directors”), and also in connection with the registration under the Securities Act of $40,000,000 in unsecured obligations (the “Deferred Compensation Obligations”) pursuant to the Agilent Technologies, Inc. Deferred Compensation Plan (Amended and Restated as of March 1, 2004) (the “Deferred Compensation Plan”).

I, or other members of the Company’s Legal Department acting under my direction and under my supervision, have examined instruments, documents, and records that I deemed relevant and necessary for the basis of my opinion hereinafter expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed.

Based on such examination, I am of the opinion that, when issued and sold in the manner referred to in the Deferred Compensation Plan for Non-Employee Directors and pursuant to any agreements that accompany the Deferred Compensation Plan for Non-Employee Directors, the shares will be duly authorized, legally and validly issued, fully paid and non-assessable. Also, based on such examination, I am of the opinion that, when issued in accordance with the provisions of the Deferred Compensation Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company except as enforcement thereof may be limited by bankruptcy, garnishment or other creditor’s process.

I hereby consent to the filing of this opinion as an exhibit to this Registration Statement on Form S-8 and to the use of my name wherever it appears in said Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto. In giving such consent, I do not consider that I am an “expert” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Marie Oh Huber
Marie Oh Huber